                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A

                               AMENDMENT NO. 1 TO

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): July 17, 2002



                           Champion Enterprises, Inc.
                   ------------------------------------------
               (Exact name of Registrant as Specified in Charter)



                                    Michigan
                       ----------------------------------
                 (State or Other Jurisdiction of Incorporation)



          1-9751                                          38-2743168
 ------------------------                      ---------------------------------
 (Commission File Number)                      (IRS Employer Identification No.)


          2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326
          -------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)





Registrant's telephone number, including area code: 248/340-9090

INTRODUCTORY NOTE

         On July 17, 2002, we issued a press release reporting our results for the second quarter ended June 29, 2002 and this press release was included in
Item 5 of our Current Report on Form 8-K dated July 17, 2002. Subsequent to the filing of this Form 8-K, we issued a Management Report on August 8, 2002, which was included in Item 5 of our Current Report on Form 8-K dated August 8, 2002, in which we announced the closing or consolidation of 64 retail sales centers and seven homebuilding facilities as well as employee reductions estimated at 1,500. We also announced in the August 8, 2002 Management Report that we expected to record in our third quarter ended September 28, 2002, restructuring and asset impairment charges that included a pretax retail goodwill impairment charge of $97 million and the recording of a deferred tax valuation allowance of $110 million to $120 million. After further review and advice from our independent accountants, we concluded that the retail goodwill impairment charges and deferred tax asset valuation allowance will be recorded in our second quarter ended June 29, 2002 rather than in the third quarter ending September 28, 2002 and this will be reflected in our Form 10-Q for the quarterly period ended June 29, 2002. Accordingly, we are filing this amendment to Form 8-K to reflect the recording of the pretax $97 million retail goodwill impairment charge and a $120 million deferred tax valuation allowance in our discussion of results for the second quarter and the financial information that was included in the Form 8-K dated July 17, 2002. We also removed all references to a press release, as no new or amended press release was issued.

ITEM 5.  OTHER EVENTS.

         Item 5 is amended and restated to read in its entirety as follows:


         Champion Enterprises, Inc. (NYSE: CHB), the nation's leading housing manufacturer, reported results for its second quarter ended June 29, 2002. For the three-month period, Champion had net sales of $362 million and a net loss of $9.4 million, or $0.20 per diluted share, excluding gains of $0.07 per diluted share for debt retirement, charges of $0.06 per diluted share to close 33 retail sales centers, goodwill impairment charges of $1.45 per diluted share and deferred tax asset valuation allowance of $2.46 per diluted share. During the quarter a Texas homebuilding facility was consolidated. In the first six months of 2002, the company reported net sales of $668 million and a net loss of $21.2 million, or $0.45 per diluted share, excluding the gain on debt retirement, closing-related expenses, goodwill impairment charges and deferred tax asset valuation allowance.

In the comparable quarter a year ago, the company reported net sales of $428 million and net income of $1.1 million, or $0.02 per diluted share, excluding costs to close two homebuilding facilities. In the first six months of 2001, Champion's net sales were $755 million, which resulted in a loss of $20.2 million, or $0.43 per diluted share, before closing-related costs. These expenses were $0.01 per diluted share for the quarter and $0.11 per diluted share for the year-to-date period. Pretax goodwill amortization expense for the three and six months ended June 30, 2001 was $2.9 million ($2.2 million after tax or $0.04 per diluted share) and $5.8 million ($4.4 million after tax or $0.09 per diluted share), respectively.

         The company has re-evaluated its goodwill and deferred tax assets and, in the second quarter ended June 29, 2002, recorded non-cash charges of $97 million pretax for retail goodwill impairment and $120 million for a deferred tax valuation allowance.


Operations

Manufacturing- For the three-month period, wholesale revenues decreased 11% to $314 million from $351 million one year earlier. Segment income was $10.4 million compared to $20.4 million, which excludes $1 million of impairment charges, in the second quarter of 2001. For the six-month period, the manufacturing segment reported $580 million in revenues, which resulted in segment income of $11.7 million. Champion had unfilled wholesale orders of $26 million at the end of this year's second quarter at 46 plants, compared to $43 million at 49 plants a year earlier.

         Losses related to retailer defaults dropped to $500,000 in the first six months of 2002 from $3.3 million in the comparable period a year ago. The company said that the transition from Conseco floor plan lending is progressing smoothly for its independent retailers. Champion-produced homes at independent retailers that are financed by Conseco are down from $134 million in March of this year to $49 million today, with $19 million still under contingent repurchase obligations. The company believes that any potential losses related to these contingent repurchase obligations will not materially affect earnings.

Retail- Year-over-year retail revenues dropped 25% for the quarter and 26% for the six-month period. Excluding costs associated with closing retail locations and the retail goodwill impairment charge, the segment reported a loss of $8.9 million for the second quarter of this year compared to a loss of $1.8 million a year earlier. In June 2002 the company closed 33 under performing retail locations, which had losses from operations totaling $2.1 million in the second quarter. Pretax closing charges of $4.9 million, including $1.9 million of non-cash fixed asset impairment charges, were recorded as a result of these closings.

Finance- Following the April purchase of CIT's manufactured housing loan origination operations, Champion began originating retail consumer loans through its wholly owned subsidiary, HomePride Finance Corp. For the quarter, the company originated $6 million of loans and applied $2.4 million of these loans to its warehouse facility, resulting in $2.1 million of proceeds.

Liquidity and Capital Structure

         Champion ended the quarter with $86 million in unrestricted cash and $36 million in restricted cash for letter of credit collateral. Cash flow from operations was

$13.5 million for the three-month period. Since the beginning of the year, the company has reduced its floor plan liability by $60 million and at the end of June had $11 million outstanding on its $30 million of total available floor plan credit lines. Excluding the gain on debt retirement, closing-related expenses, EBITDA losses at closed retail locations and the consolidated homebuilding facility and goodwill impairment charges, the company had EBITDA of $340,000 for the second quarter of 2002. On a comparable basis EBITDA was $19.3 million in the same quarter a year ago.

         The company had $358 million of total debt outstanding at June 29, 2002. During the three-month period, $30 million in Senior Notes due 2009 were retired for $23.8 million, resulting in a gain of $0.07 per diluted share. In April 2002 Champion issued $25 million of convertible preferred stock and $150 million of Senior Notes due 2007 with an 11.25% annual interest rate. The company has also established a $150 million warehouse line to support HomePride's operations.

Industry View

         In the first five months of 2002, year-over-year industry shipments declined 2.6%. For 2002 the company estimates industry wholesale shipments of 180,000 homes (previously 185,000), down 7% from 2001 levels, and industry retail sales of 195,000 new homes (previously 200,000), down 8% from 2001 levels. These estimates are based on industry new home inventory dropping by 15,000 homes this year. Champion estimates that industry repossessions will be 90,000 homes in 2002, which will be flat with 2001 levels, and begin to trend down next year to 80,000 repossessions (previously 70,000). The company estimates that cash and real estate mortgages now represent at least 60% of industry funding.

Outlook

         For this year's third quarter, we see relative improvement from second quarter results, but still expect to report a loss. Until the industry shows consistent year-over-year improvements, we intend to continue to manage the business for cash and to keep tight controls over inventory levels and working capital needs. We plan to keep capacity and inventories aligned with demand and will carefully monitor retail lot performance and make adjustments if necessary.

         Because inventories at our independent retailers are generally in good shape, our wholesale order rates should respond quickly when industry retail sales improve. We are positioned to benefit from an industry upturn, with retail customer traffic levels holding steady, HomePride Finance operations growing and the strength of our Champion Home Center distribution network. In addition, we have our Genesis distribution, which shows a lot of long-term potential. However, it has not ramped up as quickly as we had hoped with sales increasing slightly from a year ago. We expect sales to builders and developers to be about 3,000 homes this year.

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced nearly 1.6 million homes since the company was founded. The company operates 46 homebuilding facilities in 16 states and two Canadian provinces and 181 retail locations in 27 states. Independent retailers, including 604 Champion Home Center locations, and approximately 400 builders and developers also sell Champion-built homes. The company also provides financing for retail purchasers of its homes. Further information can be found at the company's website, www.championhomes.net.

         This report contains certain statements, including statements regarding industry shipments, new retail sales, inventory reductions, repossession levels and other trends, the effect of Conseco's exit from floor plan lending on the company, growth opportunities and the company's future earnings and prospects, that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this report. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K and other SEC filings, and those discussions regarding risk factors are incorporated herein by reference.


CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY
(Dollars and weighted shares in thousands, except per share amounts)

                                                   Three Months Ended                     Six Months Ended
                                                 -----------------------               -----------------------
                                                  June 29,      June 30,        %      June 29,       June 30,        %
                                                   2002           2001         Chg.      2002           2001         Chg.
                                                 ---------     ---------      -----    --------      ---------      -----
Net sales:
Manufacturing                                    $ 313,699     $ 351,199      (11%)    $ 580,351     $ 611,709        (5%)
Retail                                              96,607       129,403      (25%)      176,732       237,805       (26%)
Less:  intercompany                                (48,800)      (52,400)                (89,200)      (95,000)
                                                 ---------     ---------               ---------     ---------
Total net sales                                    361,506       428,202      (16%)      667,883       754,514       (11%)

Cost of sales                                      301,300       351,791      (14%)      563,168       633,295       (11%)
                                                 ---------     ---------               ---------     ---------

Gross margin                                        60,206        76,411      (21%)      104,715       121,219       (14%)

Selling, general and
    administrative expenses                         67,720        67,839                 125,958       139,702       (10%)

Goodwill impairment charges (1)                     97,000            --                  97,000            --

Closing-related expenses (2)
    Fixed asset impairment charges                  (1,900)       (1,000)                 (1,900)       (6,500)
    Lease termination and other costs               (3,000)           --                  (3,000)       (2,200)

Gain on debt retirement (3)                          5,870            --                   5,870            --
                                                 ---------     ---------               ---------     ---------
Operating income (loss) (4)                       (103,544)        7,572                (117,273)      (27,183)

Interest expense, net                                7,047         5,782                  11,864        12,210
                                                 ---------     ---------               ---------     ---------

Income (loss) before income taxes                 (110,591)        1,790                (129,137)      (39,393)

Income taxes (benefits) (5)                         88,700         1,300                  82,000       (13,800)
                                                 ---------     ---------               ---------     ---------

Net income (loss)                                 (199,291)          490                (211,137)      (25,593)

Less: dividend on preferred stock                      563            --                     813            --

Income (loss) available to
                                                 ---------     ---------               ---------     ---------
    common shareholders                          $(199,854)    $     490               $(211,950)    $ (25,593)
                                                 =========     =========               =========     =========

Basic earnings (loss) per share                  $   (4.10)    $    0.01               $   (4.36)    $   (0.54)
                                                 =========     =========               =========     =========

Weighted shares for basic EPS                       48,729        47,847                  48,617        47,672
                                                 =========     =========               =========     =========


Diluted earnings (loss) per share                $   (4.10)    $    0.01               $   (4.36)    $   (0.54)
                                                 =========     =========               =========     =========

Weighted shares for diluted EPS                     48,729        49,508                  48,617        47,672
                                                 =========     =========               =========     =========


See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION

                                                          Three Months Ended                       Six Months Ended
                                                        ----------------------                   ---------------------
                                                        June 29,      June 30,          %        June 29,     June 30,       %
                                                          2002          2001           Chg.        2002         2001        Chg.
                                                        ---------     --------        ------     --------     --------     ------
MANUFACTURING

Homes sold                                                  9,124       10,918          (16%)      16,869       19,128      (12%)
    Less:  intercompany                                     1,329        1,408           (6%)       2,421        2,647       (9%)
Homes sold to
    independent retailers/builders                          7,795        9,510          (18%)      14,448       16,481      (12%)

Floors sold                                                16,778       19,516          (14%)      31,213       34,212       (9%)

Multi-section mix                                              80%          76%                        81%          76%

Average home price                                       $ 33,000     $ 30,800            7%     $ 33,100     $ 30,700        8%

Manufacturing facilities at period end                         46           49           (6%)          46           49       (6%)


RETAIL

Homes sold
    New homes                                               1,430        2,183          (34%)       2,624        4,007      (35%)
    Pre-owned homes                                           376          529          (29%)         723        1,042      (31%)
    Total homes sold                                        1,806        2,712          (33%)       3,347        5,049      (34%)

% Champion-produced new homes sold                             96%          86%                        95%          85%

New multi-section mix                                          78%          72%                        78%          71%

Average new home price                                   $ 62,600     $ 55,900           12%     $ 62,100     $ 55,700       11%

Average number of new homes in inventory
    per sales center at period end                             16           15            7%           16           15        7%

Sales centers at period end                                   181          230          (21%)         181          230      (21%)


CONSOLIDATED (in thousands)

Contingent repurchase obligations                        $270,000     $320,000          (16%)    $270,000     $320,000      (16%)
Champion-produced field inventories                      $600,000     $700,000          (14%)    $600,000     $700,000      (14%)
Shares issued and outstanding                              48,822       47,947            2%       48,822       47,947        2%
Depreciation expense                                     $  5,704     $  6,119           (7%)    $ 11,563     $ 12,576       (8%)

See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

                                                   June 29,           March 30,          Dec. 29,           Sept. 29,
ASSETS                                               2002               2002               2001               2001
                                                   --------           --------           --------           --------
Cash and cash equivalents                          $ 85,636           $ 25,280           $ 69,456           $ 35,892
Restricted cash                                      17,777                648                648                 --
Accounts receivable, trade                           49,436             42,472             27,507             65,681
Inventories                                         171,457            174,339            172,276            182,231
Deferred taxes and other assets                      46,423             89,556             75,737             77,181
                                                   --------           --------           --------           --------
       Total current assets                         370,729            332,295            345,624            360,985
                                                   --------           --------           --------           --------
Loans receivable                                      6,145                 --                 --                 --
Property and equipment, net                         164,567            172,836            177,430            187,238
Goodwill, net                                       165,964            258,964            258,967            268,158
Restricted cash                                      18,443                 --                 --                 --
Deferred taxes and other assets                      26,190             76,603             76,131             79,999
                                                   --------           --------           --------           --------
                                                   $752,038           $840,698           $858,152           $896,380
                                                   ========           ========           ========           ========


LIABILITIES AND SHAREHOLDERS' EQUITY

Floor plan payable                                 $ 10,745           $ 63,713           $ 70,919           $ 85,074
Warehouse line borrowing                              2,103                 --                 --                 --
Accounts payable                                     67,312             59,648             47,559             69,852
Other accrued liabilities                           173,687            164,130            174,036            187,679
                                                   --------           --------           --------           --------
       Total current liabilities                    253,847            287,491            292,514            342,605
                                                   --------           --------           --------           --------
Long-term debt                                      344,867            224,858            224,926            225,286
Other long-term liabilities                          45,291             45,697             48,678             55,843
Convertible preferred stock                          43,959             20,000             20,000                 --
Shareholders' equity                                 64,074            262,652            272,034            272,646
                                                   --------           --------           --------           --------
                                                   $752,038           $840,698           $858,152           $896,380
                                                   ========           ========           ========           ========


See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION

(1) During the quarter ended June 29, 2002, the company recorded retail goodwill impairment charges totaling $97 million ($71 million after tax or $1.45 per diluted share).

(2) Closing-related expenses are for the closing or consolidation of retail locations and homebuilding facilities. In the quarter ended June 29, 2002, 33 retail locations were closed and a manufacturing facility was consolidated. In the comparable quarter one year earlier, two manufacturing facilities were closed. In the six months ended June 30, 2001, 30 retail sales locations and four manufacturing facilities were closed or consolidated.

(3) During the quarter ended June 29, 2002, the company repurchased $30 million of its Senior Notes due 2009 for $23.8 million. As a result, a pretax gain of $5.9 million ($3.6 million after tax or $0.07 per diluted share) was recorded.

(4) Manufacturing and retail EBITA consists of earnings (loss) before interest, taxes and goodwill amortization and impairment charges, and includes fixed asset impairment charges and other costs related to closed operations. Finance EBITA includes interest income earned on loans receivable. A reconciliation of operating income (loss) follows (dollars in thousands):

                                                                    % of                              % of
                                                    June 29,       Related            June 30,       Related
Three months ended:                                  2002           Sales               2001          Sales
                                                   ----------     ---------         -----------     ---------
Manufacturing EBITA                                $   10,426           3.3%        $    19,372           5.5%
Retail EBITA (loss)                                   (13,802)        -14.3%             (1,817)         -1.4%
Finance EBITA (loss)                                   (1,927)                                -
Gain on debt retirement                                 5,870                                 -
General corporate expenses                             (7,111)                           (7,101)
Goodwill impairment charges                           (97,000)                                -
Goodwill amortization                                       -                            (2,882)
                                                   ----------                       -----------
   Operating income (loss)                         $ (103,544)        -28.6%        $     7,572           1.8%
                                                   ==========                       ===========

                                                                    % of                              % of
                                                    June 29,       Related            June 30,       Related
Six months ended:                                     2002          Sales               2001          Sales
                                                   ----------     ---------         -----------     ---------
Manufacturing EBITA                                $   11,729           2.0%        $     8,916           1.5%
Retail EBITA (loss)                                   (21,880)        -12.4%            (16,655)         -7.0%
Finance EBITA (loss)                                   (1,927)                                -
Gain on debt retirement                                 5,870                                 -
General corporate expenses                            (14,065)                          (13,683)
Goodwill impairment charges                           (97,000)                                -
Goodwill amortization                                       -                            (5,761)
                                                   ----------                       -----------
   Operating loss                                  $ (117,273)        -17.6%        $   (27,183)         -3.6%
                                                   ==========                       ===========

(5) The difference between taxes at the 35% federal statutory rate and taxes provided is primarily due to the recording of a deferred tax asset valuation allowance totaling $120 million ($2.46 per diluted share) in the three month period ended June 29, 2002.

(6) A reconciliation of EBITDA follows (in thousands):

                                                     Three Months Ended                Six Months Ended
                                                   ------------------------         -------------------------
                                                    June 29,       June 30,           June 29,       June 30,
                                                      2002           2001               2002          2001
                                                   ----------     ---------         -----------     ---------

Operating income (loss)                            $ (103,544)    $   7,572         $  (117,273)    $ (27,183)
Adjustments:
  Goodwill impairment charges                          97,000             -              97,000             -
  Depreciation expense                                  5,704         6,119              11,563        12,576
  Amortization expense                                      -         2,882                   -         5,761
  Closing-related expenses                              4,900         1,000               4,900         8,700
  EBITDA losses at closed operations                    2,150         1,750               4,002         3,650
  Gain on debt retirement                              (5,870)            -              (5,870)            -
                                                   ----------     ---------         -----------     ---------
  EBITDA                                           $      340     $  19,323         $    (5,678)    $   3,504
                                                   ==========     =========         ===========     =========

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 CHAMPION ENTERPRISES, INC.



                                 By: /s/ Anthony S. Cleberg
                                    --------------------------------------------
                                    Anthony S. Cleberg, Executive Vice
                                    President and Chief Financial Officer




Date:  August 16, 2002